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FOUNDED 1866

Exhibit 5.1

November 15, 2013

Appalachian Power Company
Appalachian Consumer Rate Relief Funding LLC
1 Riverside Plaza
Columbus, Ohio 43215

Re:	Appalachian Consumer Rate Relief Funding LLC

Ladies and Gentlemen:

We have acted as special counsel to Appalachian Power Company (“APCo”) and Appalachian Consumer Rate Relief Funding LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and registration of $380,300,000 aggregate principal amount of Consumer Rate Relief Bonds (the “Consumer Rate Relief Bonds”) of the Company.  In that connection, reference is made to the Registration Statement filed on Form S-3 (Registration Nos. 333-191392 and 333-191392-01) filed on September 26, 2013, as amended by Amendment No. 1 filed October 24, 2013 and as further amended by Amendment No. 2 filed October 29, 2013 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Consumer Rate Relief Bonds are to be issued under an Indenture (the “Base Indenture”) between the Company and U.S. Bank National Association, a national banking association, as indenture trustee (the “Trustee”), as supplemented by a Series Supplement (the “Series Supplement” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, the final form of each of which was filed as an exhibit to a Form 8-K on November 12, 2013.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

 We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Consumer Rate Relief Bonds.  We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and other instruments, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter.  In rendering the opinions expressed in this letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

November 15, 2013

the conformity with the original documents of any copies thereof submitted to us for examination.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company or others.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

 1.         The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

 2.         The Company has limited liability company power and authority to execute and deliver the Indenture and to authorize and issue the Consumer Rate Relief Bonds and to perform its obligations under the Indenture and the Consumer Rate Relief Bonds.

 3.         The Consumer Rate Relief Bonds are validly issued and binding obligations of the Company.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This letter is limited to the Limited Liability Company Act of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York).  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to (i) the posting of a copy of this letter to an internet website required under Rule 17g-5 under the Exchange Act and maintained by APCo solely for the purpose of complying with such rule and (ii) the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP